UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021

FOMO CORP.

(Exact name of Registrant as specified in its Charter)

california	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611

(Address of principal executive offices)

(630) 286-9560

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	FOMC	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

FOMO CORP. is referred to herein as “we”, “us”, or “us”

Item 8.01 Other Items.

FOMO CORP. (“FOMO”) is herewith clarifying statements made by participants in its investor chat hour hosted November 15, 2021 on Discord (https://discord.com/invite/yqGGYzwJmB). The Company and its acquisition targets through counsel(s) are working to amend the definitive agreements to acquire LEDF 4, LLC and Lux Solutions, LLC to reduce upfront cash required to close to $625,000.00 with the balance consideration to be paid in six million Series B Preferred Shares and junior seller notes of $5,375,000.00. These documents are targeted to be provided to FOMO by the end of this week, after which time FOMO legal review will be performed. Closing remains targeted by December 31, 2021. Separately, the Company has recently raised several hundred thousand dollars in equity-linked securities and currently has cash and marketable securities in Tier I brokerage and money center bank accounts of approximately one million dollars. There can be no assurances that the acquisition agreements will be consummated. FOMO management and management of both targets are working diligently to complete the paperwork and consummate the acquisitions of LEDF 4, LLC and Lux Solutions, LLC by FOMO by the deadline.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO CORP.

Date: November 16, 2021	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer